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                      INVACARE DIRECTORS REDEEM RIGHTS;
                  ADOPT NEW SHAREHOLDER RIGHTS PURCHASE PLAN

        ELYRIA, Ohio, July 7 /PRNewswire/ -- Invacare Corporation (Nasdaq-NNM:
IVCR) today announced that its Board of Directors has redeemed the Shareholder Rights issued by Invacare in 1991 and also adopted a new Shareholder Rights Purchase Plan. The redemption is effective immediately. Under the terms of the redemption, shareholders of record on July 17, 1995 will receive for each Invacare Common or Class B Common Share held on such date, one-half of one cent per share.
        Under terms of the new Plan, shareholders of record on July 18, 1995 will receive for each Invacare Common or Class B Common Share held on such date, a Right to purchase one-tenth of one Common Share from the company at a price of $16.00 per one-tenth share, subject to adjustment, provided a person or group first acquires at least 30 percent of the company's total voting power or begins a tender offer for shares representing 30 percent or more of Invacare's total voting power.
        A. Malachi Mixon III, Chairman, President and Chief Executive Officer, noted that the new Rights retain all the major features of the previous Rights, except that each Right is to purchase one-tenth share at $16.00 per one-tenth share. This change, he noted, was made in response to the increase in the market price of the company's common shares. Mixon further noted that the actions by the Board of Directors are not in response to any current takeover attempt.
        Invacare is the world's leading manufacturer and distributor of home medical equipment. The company's headquarters are located in Elyria, Ohio with manufacturing facilities in the United States, Canada, Mexico, New Zealand, Germany, France and the United Kingdom. Products are distributed worldwide through a network of more than 10,000 provider locations.

CONTACT: Thomas R. Miklich of Invacare Corporation, 216-329-6111/(IVCR)

         P.O. BOX 4028 / 899 CLEVELAND STREET / ELYRIA, OH 44036-2125
                   PHONE: 216-329-6000 / FAX: 216-366-9008